UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 23, 2010
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction
of incorporation or organization)

1-12935 (Commission File Number)	20-0467835 (I.R.S. Employer Identification No.)

5100 Tennyson Parkway Suite 1200
Plano, Texas	75024
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 673-2000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
This Form 8-K describes certain performance based long-term incentive awards earned by executive officers of Denbury Resources Inc. (the “Company”) based upon Company performance under two different sets of long-term incentive grants, one of which measured Company performance during the three year period ended December 31, 2009, and the other for Company performance solely during 2009. On March 23, 2010, the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) certified that certain levels of performance had been met under these awards, resulting in the vesting of the number of shares of common stock specified below. These awards were granted to our executive officers, including our principal executive officer, principal financial officer, and our next three most highly compensated executive officers, among others, during January 2007 and January 2009, respectively.
This Form 8-K also describes modifications to the long-term performance-based incentive awards granted in January 2010 to the executive officers of the Company. Otherwise the compensation arrangements and plans described in previous filings remain in place.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Long-term Incentive Grants to Executive Officers
Two different sets of performance-based long-term incentive grants are addressed in this Form 8-K—those granted in 2007 and those granted in 2009.
The 2007 long-term incentive grants were awarded on January 2, 2007, and the number of performance-based shares of common stock earned by the executive officers was based upon Company performance for the three-year period ended December 31, 2009. The 2009 long-term incentive grants were awarded on January 2, 2009, and the number of performance-based shares of common stock earned was based upon Company performance solely for calendar 2009. Both sets of shares earned under these awards vest on March 31, 2010. All other performance metrics upon which the performance-based long-term incentive grants were determined are the same.
The number of performance-based shares earned during the performance period depended on the Company’s level of success in achieving four specifically-identified performance targets. Generally, one-half of the shares earnable under the performance-based shares could be earned for performance at the designated target levels (100% target vesting levels), and twice that number of shares could be earned if the higher maximum target levels were met. The targets chosen by the Compensation Committee were generally intended to be based upon controllable Company performance factors, which for the most part would exclude the effect of changes in commodity prices. The four specifically-identified performance targets upon which the level of earning of performance-based shares was based are shown below at the maximum award levels, along with the weighting assigned to each target:

Actual tertiary oil production versus forecasted	60%
Finding cost plus operating expenses plus G&A expense per BOE versus peer group	50%
Actual total corporate production versus forecasted	45%
Reserve replacement	45%

Totals	200%
On March 23, 2010 the Committee certified the performance results for the periods covered by both sets of awards. The 2007 awards will vest on March 31, 2010 at the 110% level for those officers listed below who received 2007 awards, and the 2009 awards will vest on the same date at the 120% level for those officers listed below who received 2009 awards. The number of shares earned under each set of awards are listed below:

	2007 Performance-Based	2009 Performance-Based
	Restricted Stock (1)	Restricted Stock (2)
Gareth Roberts	33,000	64,952
Phil Rykhoek	19,250	41,923
Tracy Evans	19,250	41,923
Mark Allen	13,750	35,428
Ray Dubuisson	11,000	23,077
Robert Cornelius	6,118	41,923
Dan Cole	2,591	23,077
Brad Cox	—	23,077
Charlie Gibson	—	23,077
Barry Schneider	—	23,077

(1)	Adjusted to account for December 2007 two-for-one stock-split and reflects awards earned at 110% of target level.

(2)	Reflects awards earned at 120% of target level.
Modifications of 2008 and 2010 Long-term Incentive Grants to Executive Officers
The long-term incentive grants awarded to officers in January 2008 and in January 2010 will vest on March 31, 2011, based on the degree to which specifically-identified performance targets are met for the three-year period and one-year period, respectively, ending December 31, 2010. Given the Company’s acquisition of Encore Acquisition Company (“Encore”) on March 9, 2010, at their March 23, 2010 meeting, the Committee adjusted two of the performance measures which apply to the measurement of 2010 Company performance to accommodate the Encore acquisition.
For 2010 performance, the performance target based upon “actual total corporate production versus forecasted production” was modified so that forecasted production for 2010 would include production forecasts that include production from properties acquired as part of the Encore acquisition.
For the awards granted in January 2010, for 2010 performance, the portion of the performance target “finding cost plus operating expenses plus G&A expense per BOE versus peer group” has been replaced by a target which compares total Company lease operation costs (excluding the cost of CO2) to budgeted lease operating costs for those operations for that period.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: March 29, 2010	By:	/s/ Mark Allen
Mark Allen
Senior Vice President and Chief Financial Officer